United States securities and exchange commission logo





                      April 14, 2023

       David Ruud
       Chief Financial Officer
       DTE Energy Company
       One Energy Plaza
       Detroit, Michigan 48226-1279

                                                        Re: DTE Energy Company
                                                            Form 10-K for the
Fiscal Year ended December 31, 2022
                                                            Filed February 23,
2023
                                                            File No. 001-11607

       Dear David Ruud:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Energy & Transportation